Exhibit 99.1

Sonida Senior Living Announces Second Quarter 2025 Results

DALLAS, Texas – August 11, 2025 – Sonida Senior Living, Inc. (the “Company,” “Sonida,” “we,” “our,” or “us”) (NYSE: SNDA), a leading owner, operator and investor of senior housing communities, today announced its results for the second quarter ended June 30, 2025.

“Sonida delivered strong total portfolio community NOI in the second quarter propelled by healthy rent rate growth and effective integration of recently acquired communities,” said Brandon Ribar, President and CEO. “The Company made foundational improvements to its team and structure that position us for stronger NOI and margin growth ahead – momentum we are already seeing take shape from June through August. We also advanced our acquisition strategy with the addition of two high-quality senior housing communities in the Atlanta and Tampa markets. With our committed and experienced team, a unique owner/operator platform, and favorable industry backdrop, Sonida is well-positioned to deliver strong results over the back half of the year and to capitalize on the long-term growth opportunity in senior housing,” Ribar concluded.

Second Quarter and Other 2025 Highlights
•Resident revenue increased $18.7 million, or 29.7%, comparing Q2 2025 to Q2 2024.
•Weighted average occupancy for the Company’s same-store portfolio increased 40 basis points to 86.5% in Q2 2025 from 86.1% in Q2 20241.
•Net loss attributable to Sonida shareholders for Q2 2025 was $1.6 million, as compared to $9.8 million in Q2 2024.
•Q2 2025 Adjusted EBITDA, a non-GAAP measure, was $14.1 million, as compared to $11.4 million in Q2 2024, representing an increase of $2.7 million, or 23.7%, year-over-year.
•Cash flows from operations totaled $12.8 million for the six months ended June 30, 2025, which increased by $14.4 million year-over-year.
•Results for the Company’s same-store portfolio of 56 communities were as follows:
◦Q2 2025 vs. Q2 2024:
▪Revenue Per Available Unit (“RevPAR”) increased 5.0% to $3,797.
▪Revenue Per Occupied Unit (“RevPOR”) increased 4.4% to $4,388.
▪Q2 2025 Community Net Operating Income, a non-GAAP measure, was $16.7 million compared to $16.4 million for Q2 2024, representing an increase of $0.3 million, or 1.8%.2
▪Community Net Operating Income Margin, a non-GAAP measure, was 28.0% as compared to 29.0% for Q2 2024.2
◦Q2 2025 vs. Q1 2025:
▪RevPAR increased 2.3% to $3,797.
▪RevPOR increased 2.7% to $4,388.
▪Community Net Operating Income increased $0.6 million to $16.7 million.2
▪Community Net Operating Income Margin was 28.0% as compared to 27.5% for Q1 2025.2
◦Year-to-date 2025 vs. year-to-date 2024:
•RevPAR increased 5.9% to $3,754.
•RevPOR increased 5.0% to $4,331.
•Community Net Operating Income increased $2.9 million, or 9.6% to $32.8 million.2
•Community Net Operating Income Margin was 27.8% as compared to 26.9% for year-to-date Q2 2024.2
•In May 2025, the Company acquired one senior housing community (64 units) located in Florida. In June 2025, the Company acquired one senior housing community (88 units) located in Georgia.
1 Please see page 9 of this release for the definitions of Same-Store Portfolio, RevPAR, and RevPOR.
2 Please see pages 9-11 of this release for reconciliations of non-GAAP financial measures.

Subsequent Event Highlights
•July end of period spot occupancy for the same-store communities was 88.2%, which increased 60 basis points versus June.
•On August 7, 2025, the Company entered into a senior secured term loan of $137.0 million (“2025 Ally Term Loan”) with Ally Bank which allows for an initial term loan advance on the closing date of $122.0 million on 19 communities. Two additional draws of $7.5 million each will become available subject to achieving certain debt yields and debt service coverages ratios. The 2025 Ally Term Loan has a 36-month maturity date (with two one-year extensions) and a variable interest rate of one-month SOFR plus a 2.65% margin (subject to a performance-based stepdown to a 2.45% margin).
•In July 2025, the Company signed a purchase and sale agreement for a community located in Texas with a purchase price of $15.6 million. The acquisition is contingent upon customary closing conditions.

SONIDA SENIOR LIVING, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
THREE MONTHS ENDED JUNE 30, 2025
(in thousands)

Results of Operations
Three months ended June 30, 2025 as compared to three months ended June 30, 2024
Revenues
Resident revenue for the three months ended June 30, 2025 was $81.8 million as compared to $63.1 million for the three months ended June 30, 2024, representing an increase of $18.7 million, or 29.6%. The increase in revenue was primarily due to increased occupancy, increased average rent rates, and 18 additional operating communities acquired in 2024 and 2025 (including one unoccupied community).
Expenses
Operating expenses for the three months ended June 30, 2025 were $61.4 million as compared to $46.0 million for the three months ended June 30, 2024, representing an increase of $15.4 million, or 33.5%. The increase was attributable to $12.5 million in operating expenses related to the 18 additional communities acquired during 2024 and 2025 (including one unoccupied community acquired on December 31, 2024), and an increase of $2.9 million in operating expenses related to the remaining owned communities, driven by $2.2 million increases in labor and $0.7 million increases in other operating expenses.
General and administrative expenses for the three months ended June 30, 2025 were $9.7 million as compared to $8.7 million for the three months ended June 30, 2024, representing an increase of $1.0 million. The increase was primarily a result of an increase in labor and employee related expenses of $1.7 million to support the Company’s growth initiatives, offset by a $0.7 million decrease in other expenses.
Transaction, transition and restructuring costs were $0.5 million for the three months ended June 30, 2025 and 2024. The costs include legal, audit, banking and other costs to support the Company’s recent debt, restructuring, and investments by the Company.
Interest expense for the three months ended June 30, 2025 was $9.3 million as compared to $9.0 million for the three months ended June 30, 2024, representing an increase of $0.3 million primarily due to the incremental borrowings associated with the Company's recent community acquisitions, partially offset by a decrease in the Company’s SOFR-based variable rate debt.
Other income for the three months ended June 30, 2025 was $9.1 million, which included $8.8 million recognized for gross employee retention credits received from Coronavirus Aid, Relief, and Economic Security Act funding for businesses that had certain employee costs and were effected by the coronavirus pandemic and other income of $0.3 million.
As a result of the foregoing factors, the Company reported net loss attributable to Sonida shareholders of $1.6 million and $9.8 million for the three months ended June 30, 2025 and June 30, 2024, respectively.

Liquidity and Capital Resources
Credit Facility
During 2024, the Company entered into a credit agreement with BMO Bank, N.A. and Royal Bank of Canada for a senior secured revolving credit facility (the “Credit Facility”). The Credit Facility has a borrowing capacity of up to $150.0 million, a term of three years, a leverage-based pricing matrix ranging between SOFR plus 2.10% margin and SOFR plus 2.60% margin and is fully recourse to Sonida and its applicable subsidiaries. The borrowing base by which borrowing availability under the Credit Facility is determined is generally based upon the value of the senior living communities that secure the Company’s obligations under the Credit Facility. As of June 30, 2025, $75.0 million of borrowings were outstanding under the Credit Facility at a weighted average interest rate of 6.9%, which was secured by 13 of the Company’s senior living communities. As of June 30, 2025, the Company had availability of $32.9 million under the Credit Facility.

Cash Flows
The table below presents a summary of the Company’s net cash provided by (used in) operating, investing, and financing activities (in thousands):

	Six Months Ended June 30,
	2025	2024	Change
Net cash provided by (used in) operating activities	$12,755	$(1,624)	$14,379
Net cash used in investing activities	(37,471)	(42,715)	5,244
Net cash provided by financing activities	19,326	50,372	(31,046)
Increase (decrease) in cash and cash equivalents	$(5,390)	$6,033	$(11,423)
In addition to $14.1 million of unrestricted cash as of June 30, 2025, our future liquidity will depend in part upon our operating performance, which will be affected by prevailing economic conditions, and financial, business and other factors, some of which are beyond our control. Principal sources of liquidity are expected to be cash flows from operations, proceeds from equity offerings, including sales of common stock under our ATM Sales Agreement (as defined below), borrowings under our Credit Facility, proceeds from debt, proceeds from debt refinancings or loan modifications, and proceeds from the sale of owned assets. During 2024, the Company entered into the At-the-Market Issuance Sales Agreement (the “ATM Sales Agreement”), whereby the Company may sell, at its option and subject to market conditions, shares of its common stock up to an aggregate offering price of $75.0 million. During 2024, the Company entered into its Credit Facility as described above. These transactions are expected to provide additional financial flexibility to us and increase our liquidity position.
The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio, including debt financing and refinancings, purchases and sales of assets, equity offerings, and other transactions. There can be no assurance that the Company will continue to generate cash flows at or above current levels, or that the Company will be able to obtain the capital necessary to meet the Company’s short- and long-term capital requirements.
Recent changes in the current economic environment, and other future changes, could result in decreases in the fair value of assets, slowing of transactions, and the tightening of liquidity and credit markets. These impacts could make securing debt or refinancings for the Company or prospective buyers of the Company’s properties more difficult or on terms not acceptable to the Company. The Company’s actual liquidity and capital funding requirements depend on numerous factors, including its operating results, its capital expenditures for community investment, and general economic conditions, as well as other factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s financial results for the three months ended June 30, 2025 on Monday August 11, 2025, at 11:00 a.m. Eastern Time. To participate, dial 800-715-9871, passcode 4619110. A link to the simultaneous webcast of the teleconference will be available at: https://events.q4inc.com/attendee/984790604.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay for 12 months following such call. To access the conference call replay, call 800-770-2030, passcode 4619110. A transcript of the call will be posted to the Investor Relations section of the Company’s website.

About the Company
Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at our senior housing communities. As of June 30, 2025, the Company owned, managed or invested in 96 senior housing communities in 20 states with an aggregate capacity of approximately 10,150 residents, including 83 owned senior housing communities (including four owned through joint venture investments in consolidated entities, and four owned through a joint venture investment in an unconsolidated entity, and one unoccupied) and 13 communities that the Company managed on behalf of a third-party.

Safe Harbor
This release contains forward-looking statements which are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; elevated market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain effective internal controls over financial reporting and remediate the identified material weakness discussed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; changes in reimbursement rates, methods or timing of payment under government reimbursement programs, including Medicaid; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.
For information about Sonida Senior Living, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.
Investor Relations Contact
Jason Finkelstein
Ignition IR
ir@sonidaliving.com

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Resident revenue	$81,845	$63,108	$161,100	$123,845
Management fees	1,134	720	2,195	1,314
Managed community reimbursement revenue	10,546	6,379	22,153	12,486
Total revenues	93,525	70,207	185,448	137,645
Expenses:
Operating expense	61,420	45,981	121,834	92,298
General and administrative expense	9,729	8,713	18,201	15,525
Transaction, transition and restructuring costs	461	465	1,071	864
Depreciation and amortization expense	13,646	10,067	27,332	20,002
Managed community reimbursement expense	10,546	6,379	22,153	12,486
Total expenses	95,802	71,605	190,591	141,175
Other income (expense):
Interest income	986	387	1,228	526
Interest expense	(9,271)	(8,964)	(18,717)	(17,555)
Gain on extinguishment of debt, net	—	—	—	38,148
Loss from equity method investment	(383)	(35)	(713)	(35)
Other income (expense), net	9,063	253	8,513	(226)
Income (loss) before provision for income taxes	(1,882)	(9,757)	(14,832)	17,328
Provision for income taxes	(91)	(59)	(166)	(125)
Net income (loss)	(1,973)	(9,816)	(14,998)	17,203
Less: Net loss attributable to noncontrolling interests	410	—	906	—
Net income (loss) attributable to Sonida shareholders	(1,563)	(9,816)	(14,092)	17,203

Dividends on Series A convertible preferred stock	(1,409)	—	(2,818)	—
Undeclared dividends on Series A convertible preferred stock	—	(1,372)	—	(2,707)
Undistributed net income allocated to participating securities	—	—	—	(1,425)
Net income (loss) attributable to common shareholders	$(2,972)	$(11,188)	$(16,910)	$13,071

Weighted average common shares outstanding — basic	18,093	13,014	18,070	11,438
Weighted average common shares outstanding — diluted	18,093	13,014	18,070	12,143

Basic net income (loss) per common share	$(0.16)	$(0.86)	$(0.94)	$1.14
Diluted net income (loss) per common share	$(0.16)	$(0.86)	$(0.94)	$1.08

Sonida Senior Living, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets:
Current assets
Cash and cash equivalents	$14,053	$16,992
Restricted cash	19,644	22,095
Accounts receivable, net of allowance for credit losses of $8.8 million and $7.9 million, respectively	23,153	18,965
Prepaid expenses and other assets	5,917	4,634
Derivative assets	684	1,403
Total current assets	63,451	64,089
Property and equipment, net	750,261	739,884
Investment in unconsolidated entity	9,839	10,943
Intangible assets, net	23,573	24,526
Other assets, net	2,648	2,479
Total assets	$849,772	$841,921
Liabilities:
Current liabilities
Accounts payable	$6,533	$9,031
Accrued expenses	43,077	45,024
Current portion of debt, net of deferred loan costs	17,724	15,486
Deferred income	6,631	5,361
Federal and state income taxes payable	130	243
Other current liabilities	488	470
Total current liabilities	74,583	75,615
Long-term debt, net of deferred loan costs	660,163	635,904
Other long-term liabilities	1,260	793
Total liabilities	736,006	712,312
Commitments and contingencies
Redeemable preferred stock:
Series A convertible preferred stock, $0.01 par value; 41 shares authorized, 41 shares issued and outstanding as of June 30, 2025 and December 31, 2024	51,249	51,249
Equity:
Sonida’s shareholders’ equity (deficit):
Preferred stock, $0.01 par value:
Authorized shares - 15,000 as of June 30, 2025 and December 31, 2024; none issued or outstanding, except Series A convertible preferred stock as noted above	—	—
Common stock, $0.01 par value:
Authorized shares - 30,000 as of June 30, 2025 and December 31, 2024, respectively; 18,863 and 18,992 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	189	190
Additional paid-in capital	490,820	491,819
Retained deficit	(434,316)	(420,224)
Total Sonida shareholders’ equity	56,693	71,785
Noncontrolling interest:	5,824	6,575
Total equity	62,517	78,360
Total liabilities, redeemable preferred stock and equity	$849,772	$841,921

Sonida Senior Living, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(14,998)	$17,203
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	27,332	20,002
Amortization of deferred loan costs	844	722
Gain on sale of assets, net	—	(192)
Loss on derivative instruments, net	781	1,606
Gain on extinguishment of debt, net	—	(38,148)
Loss from equity method investment	713	35
Provision for credit losses	1,440	881
Non-cash stock-based compensation expense	2,199	1,786
Other non-cash items	364	(3)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,628)	(2,008)
Prepaid expenses	2,010	(756)
Other assets, net	(16)	(199)
Accounts payable and accrued expenses	(3,265)	(2,791)
Federal and state income taxes payable	(113)	(122)
Deferred income	1,270	315
Customer deposits	(178)	45
Net cash provided by (used in) operating activities	12,755	(1,624)
Cash flows from investing activities:
Investments in unconsolidated entities	—	(22,342)
Return of investment in unconsolidated entity	392	—
Acquisition of new communities	(22,533)	(11,105)
Capital expenditures	(15,330)	(9,899)
Proceeds from sale of assets	—	631
Net cash used in investing activities	(37,471)	(42,715)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	65,079
Proceeds from notes payable	9,000	36,648
Repayments of notes payable	(1,567)	(48,475)
Proceeds from credit facility	20,000	—
Repayment of credit facility	(5,000)	—
Capital contributions from noncontrolling investors in joint ventures	287	—
Distributions to noncontrolling investors in joint ventures	(132)	—
Purchase of derivative assets	—	(1,851)
Dividends paid on Series A convertible preferred stock	(2,818)	—
Deferred loan costs paid	(62)	(633)
Other financing costs	(382)	(396)
Net cash provided by financing activities	19,326	50,372
Increase (decrease) in cash and cash equivalents and restricted cash	(5,390)	6,033
Cash, cash equivalents, and restricted cash at beginning of period	39,087	17,750
Cash, cash equivalents, and restricted cash at end of period	$33,697	$23,783

DEFINITIONS

RevPAR, or average monthly revenue per available unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.
RevPOR, or average monthly revenue per occupied unit, is defined by the Company as resident revenue for the period, divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.
Same-Store Community Portfolio is defined by the Company as communities that are consolidated, wholly or partially owned, and operational for the full year in each year beginning as of January 1st of the prior year. Consolidated communities excluded from the same-store community portfolio include the Acquisition Community Portfolio, the Repositioning Portfolio, and certain communities that have experienced a casualty event that has significantly impacted their operations.
Acquisition Community Portfolio is defined by the Company as communities that are wholly or partially owned, acquired in the current year or prior comparison year, and are not operational in both comparison years. An operational community is defined as a community that has maintained its certificate of occupancy and has made at least 80% of its wholly owned or partially owned units available for five consecutive quarters.
Repositioning Portfolio is defined by the Company as communities that are wholly or partially owned, and have undergone or are undergoing strategic repositioning as a result of significant changes in the business model, care offerings, and/or capital re-investment plans, that in each case, have disrupted, or are expected to disrupt, normal course operations. These communities will be included in the Same-Store Community Portfolio once operating under normal course operating structures for the full year in each year beginning as of January 1st of the prior year.

NON-GAAP FINANCIAL MEASURES

This earnings release contains the financial measures (1) Net Operating Income, (2) Net Operating Income Margin, (3) Adjusted EBITDA, and (4) Same-store amounts for these metrics, each of which is not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, or revenue. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP, which are included below.

The Company believes that presentation of Net Operating Income and Net Operating Income Margin as performance measures is useful to investors because such measures are some of the metrics used by the Company’s management to evaluate the performance of the Company’s owned portfolio of communities, to review the Company’s comparable historic and prospective core operating performance of the Company’s owned communities, and to make day-to-day operating decisions. The Company also believes that the presentation of such non-GAAP financial measures and Adjusted EBITDA is useful to investors because such measures provide an assessment of operational factors that management can impact in the short-term, primarily revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods.

Net Operating Income and Net Operating Income Margin have material limitations as performance measures, including the exclusion of general and administrative expenses that are necessary to operate the Company and oversee its communities. Furthermore, such non-GAAP financial measures and Adjusted EBITDA exclude (i) interest that is necessary to operate the Company’s business under its current financing and capital structure, and (ii) depreciation, amortization, and impairment charges that may represent the wear and tear and/or reduction in value of the Company’s communities and other assets and may be indicative of future needs for capital expenditures. The Company may also incur income/expense similar to those for which adjustments may be made and such income/expense may significantly affect the Company’s operating results.

Net Operating Income and Net Operating Income Margin (Unaudited)
Net Operating Income and Net Operating Income Margin are non-GAAP performance measures that the Company defines as net income (loss) excluding: general and administrative expenses (inclusive of stock-based compensation expense), interest income, interest expense, other income (expense), provision for income taxes, management fees, and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include depreciation and amortization expense, transaction, transition and restructuring costs, gain on extinguishment of debt, loss from equity method investment, casualty loss, non-recurring settlement fees, non-income tax, and non-property tax. Net Operating Income Margin is calculated by dividing Net Operating Income by resident revenue. The Company presents these non-GAAP measures on a consolidated community and same-store community basis.
The following table presents a reconciliation of the Non-GAAP Financial Measures of Net Operating Income and Net Operating Income Margin, in each case, on a consolidated community and same-store community basis to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(Dollars in thousands)	Three Months Ended June 30,		Three Months Ended March 31,
	2025	2024	2025
Same-store community net operating income (1)
Net loss	$(1,973)	$(9,816)	$(13,025)
General and administrative expense	9,729	8,713	8,472
Transaction, transition and restructuring costs	461	465	610
Depreciation and amortization expense	13,646	10,067	13,686
Interest income	(986)	(387)	(242)
Interest expense	9,271	8,964	9,446
Loss from equity method investment	383	35	330
Other (income) expense, net	(9,063)	(253)	550
Provision for income taxes	91	59	75
Management fees	(1,134)	(720)	(1,061)
Other operating expenses (2)	811	489	1,300
Consolidated community net operating income	21,236	17,616	20,141
Net operating income for non same-store communities (1)	(4,516)	(1,187)	(4,071)
Same-store community net operating income	16,720	16,429	16,070
Resident revenue	81,845	63,108	79,255
Resident revenue for non same-store communities (1)	22,217	6,419	20,826
Same-store community resident revenue	$59,628	$56,689	$58,429
Same-store community net operating income margin	28.0%	29.0%	27.5%
(1) Q2 2025 excludes 2 and 16 senior living consolidated communities acquired by the Company in 2025 and 2024, respectively (including one unoccupied community acquired on December 31, 2024) and the five Repositioning communities. Q4 2024 and Q1 2025 exclude 16 senior living consolidated communities acquired by the Company in 2024 (including one unoccupied community acquired on December 31, 2024) and the five Repositioning communities.
(2) Includes casualty loss, non-recurring settlement fees, non-income tax and non-property tax.

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: depreciation and amortization expense, interest income, interest expense, other expense/income, provision for income taxes; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include stock-based compensation expense, provision for credit losses, casualty losses, and transaction, transition and restructuring costs.

The following table presents a reconciliation of the Non-GAAP Financial Measures of Adjusted EBITDA to the most directly comparable GAAP financial measure of net income (loss) for the periods indicated:

(In thousands)	Three Months Ended June 30,		Three Months Ended March 31,
	2025	2024	2025
Adjusted EBITDA
Net loss	$(1,973)	$(9,816)	$(13,025)
Depreciation and amortization expense	13,646	10,067	13,686
Stock-based compensation expense	1,226	1,211	973
Provision for credit losses	745	483	695
Interest income	(986)	(387)	(242)
Interest expense	9,271	8,964	9,446
Other (income) expense, net	(9,063)	(253)	550
Provision for income taxes	91	59	75
Casualty losses (1)	697	557	775
Transaction, transition and restructuring costs (2)	439	465	632
Adjusted EBITDA	$14,093	$11,350	$13,565
(1) Casualty losses relate to non-recurring insured claims for unexpected events.
(2) Transaction, transition and restructuring costs relate to legal and professional fees incurred for transactions, restructuring projects, or related projects.